Exhibit 10.53

March 19, 2009

Name

Address

Dear         ,

This letter is to document our agreement today concerning the consideration ProUroCare Medical Inc. (the “Company”) will provide to you regarding the one year extension of your guaranty of our bank debt.  We will prepare additional documents for your signature as drafted by our attorneys, including a subscription agreement and/or representation of investment intent, as soon as possible.

As consideration for your guaranty through February 28, 2010 (unless earlier repaid) of our bank debt, the Company agrees to provide compensation to you according to the “Lender/Guarantor Compensation” sheet attached.  The amount of compensation to be provided will be determined by the applicable compensation formulas applied to the amount of your bank guaranty.  The stock price or warrant exercise price used in the computation of compensation to be issued will be as described on the attached compensation sheet based on the date of this letter agreement.  Please indicate your choice of compensation method – stock or warrants – in the space indicated below.

You are agreeing to a one-year guarantee of the debt commencing March 1, 2009.  We will initially issue the stock or warrant compensation on the basis of a six-month minimum guarantee, i.e. six months of compensation shall be paid at the commencement of the guaranteed debt term.  Thereafter, if the guaranteed debt should be repaid after August 31, 2009, beginning September 1, 2009, one month of stock or warrant compensation will be accrued for each calendar month or portion thereof on or after that date that the guaranteed debt is outstanding, with such compensation to be issued upon the retirement of the guaranteed debt.

The terms of this agreement will become effective concurrent with the execution of the related bank loan extension documents.  If for any reason you are unable to fulfill the obligations of the guaranty agreement or withdraw the guaranty, any compensation shares or warrants issued but unearned according to the attached compensation will be cancelled on a pro rata basis.

Thank you for you support!

Sincerely,

/s/Richard C. Carlson

Richard C. Carlson
Chief Executive Officer

If you agree to the above terms, please sign and date below, and fax it back to 952-843-7031.

Compensation method: (check one):
Signature
	Stock	☐
	Warrants	☐
Date

ProUroCare Medical Inc., 6440 Flying Cloud Drive, Suite 101, Eden Prairie, MN 55344	Phone: 952.476.9093 Fax: 952.843-7031

Lender/Guarantor Compensation

Pursuant to ProUroCare Loan Renewals

March 19, 2009

Option #1- Stock compensation:

(dollar amount of commitment/guarantee/loan)

multiplied by

(the fraction of the year the loan/commitment is to be outstanding)

multiplied by

(10%)

divided by

(the average closing stock price over the previous 10 business days)

On March 19, 2009, this option results as follows:

$1,000,000 guarantee, 6 months, average closing stock price $0.75:

$1,000,000 * 0.5 * 0.1/$0.75 = 66,667 shares

Monthly accrual after 6 month = 11,111 shares per month

Option #2 - Alternative warrant compensation:

5 year warrants, cashless exercise, exercisable 1 year after grant, number of warrants determined by the following formula:

(stock compensation per above)

multiplied by

(120%)

Warrant exercise price = the average closing stock price over the previous 10 business days

On March 19, 2009, this option results as follows:

66,667 shares * 120% = 80,000 warrants exercisable at $0.75 per share

Monthly accrual after 6 month = 13,333 warrants per month